Exhibit 4.1

STOCK OPTION GRANT

This STOCK OPTION GRANT, dated as of January 09, 2020 is delivered by BROWNIE’S MARINE GROUP, INC., a Florida corporation (the “Company”) to Jeffery Guzy, an individual resident of the State of Virginia (the “Grantee”).

RECITALS

A.	The Grantee has been appointed to serve on the Company’s board of directors.

B.	The Board of Directors of the Company (the “Board”) believes it to be in the best interests of the Company to make a stock option grant to Grantee as additional compensation to Grantee.

NOW, THEREFORE, the parties to this Stock Option Grant, intending to be legally bound hereby, agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth in this Stock Option Grant, the Company hereby grants to the Grantee an option (“Option”) to purchase 2,000,000 shares of common stock of the Company (“Option Shares”) at an exercise price of $0.0229 per share (the “Option Price”). The Option shall become exercisable according to Paragraph 2 below.

2. Exercisability of Option. The option shall be a non-qualified option and shall become vested and exercisable immediately.

3. Term of Option. The stated expiration date of the option shall be the third (3rd) anniversary of the date hereof.

4. Exercise Procedures.

(a) Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Board written notice of intent to exercise in the manner provided in this Stock Option Grant, specifying the number of Shares as to which the Option is to be exercised. On the delivery date, the Grantee shall pay the exercise price in cash.

(b) The obligation of the Company to deliver the Options Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee represent that the Grantee is purchasing the Option Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Option Shares, or such other representation as the Board deems appropriate. The Company shall withhold amounts required to be withheld for any taxes, if applicable.

5. Reservation of Common Stock. The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 5, out of the authorized and unissued shares of common stock, sufficient shares to provide for the exercise of the rights of purchase represented by this Option. The Company agrees that all Option Shares issued upon due exercise of the Option shall be, at the time of delivery of the certificates for such Option Shares, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company.

6. Adjustments. Subject and pursuant to the provisions of this Section 6, the Option Price and number of Option Shares subject to this Option shall be subject to adjustment from time to time as set forth hereinafter.

(a) If the Company shall, at any time or from time to time while this Option is outstanding, pay a dividend or make a distribution on its common stock in shares of Common stock, subdivide its outstanding shares of Common stock into a greater number of shares or combine its outstanding shares of Common stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then (i) the Option Price in effect immediately prior to the date on which such change shall become effective shall be adjusted by multiplying such Option Price by a fraction, the numerator of which shall be the number of shares of Common stock outstanding immediately prior to such change and the denominator of which shall be the number of shares of Common stock outstanding immediately after giving effect to such change and (ii) the number of Option Shares purchasable upon exercise of this Option shall be adjusted by multiplying the number of Option Shares purchasable upon exercise of this Option immediately prior to the date on which such change shall become effective by a fraction, the numerator of which is shall be the Option Price in effect immediately prior to the date on which such change shall become effective and the denominator of which shall be the Option Price in effect immediately after giving effect to such change, calculated in accordance with clause (i) above. Such adjustments shall be made successively whenever any event listed above shall occur.

(b) In case the Company shall do any of the following (each, a “Triggering Event”): (i) consolidate or merge with or into any other Person (as defined below) and the Company shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, any capital stock of the Company shall be changed into or exchanged for securities of any other Person or cash or any other property, or (iii) transfer all or substantially all of its properties or assets to any other Person, or (iv) effect a capital reorganization or reclassification of its capital stock, then, and in the case of each such Triggering Event, proper provision shall be made to the Option Price and the number of Option Shares that may be purchased upon exercise of this Option so that, upon the basis and the terms and in the manner provided in this Option, the Optionholder of this Option shall be entitled upon the exercise hereof at any time after the consummation of such Triggering Event, to the extent this Option is not exercised prior to such Triggering Event, to receive at the Option Price as adjusted to take into account the consummation of such Triggering Event, in lieu of the Common stock issuable upon such exercise of this Option prior to such Triggering Event, the securities, cash and property to which such Optionholder would have been entitled upon the consummation of such Triggering Event if such Optionholder had exercised the rights represented by this Option immediately prior thereto (including the right of a shareholder to elect the type of consideration it will receive upon a Triggering Event), subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 6, and the Option Price shall be adjusted to equal the product of (A) the closing price of the common stock of the continuing or surviving corporation as a result of such Triggering Event as of the date immediately preceding the date of the consummation of such Triggering Event multiplied by (B) the quotient of (i) the Option Price divided by (ii) the Fair Market Value per share of Common stock as of the date immediately preceding the issuance date of this Option. Immediately upon the occurrence of a Triggering Event, the Company shall notify the Optionholder in writing of such Triggering Event and provide the calculations in determining the number of Option Shares issuable upon exercise of the new Option and the adjusted Option Price. Upon the Optionholder’s request, the continuing or surviving corporation as a result of such Triggering Event shall issue to the Optionholder a new Option of like tenor evidencing the right to purchase the adjusted number of Option Shares and the adjusted Option Price pursuant to the terms and provisions of this Section 6(b). For purposes of this Section 6(b), “Person” means any individual, corporation, partnership, joint venture, limited liability company, association or any other entity.

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7. No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company.

8. No Shareholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of Grantee’s death, shall have any of the rights and privileges of a shareholder with respect to the Shares subject to the Option, until certificates for Option Shares have been issued upon the exercise of the Option.

9. Assignment and Transfers. The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Stock Option Grant, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void.

10. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws provisions thereof.

11. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Executive Officer at the Company’s principal executive offices at 3001 NW 25th Avenue, Suite 1, Pompano Beach, FL 33069, and any notice to the Grantee shall be addressed to Grantee at the address set forth below, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Stock Option Grant, effective as of the date above.

BROWNIE’S MARINE GROUP, INC.		GRANTEE

By:	/s/ Robert Carmichael
Name:	Robert Carmichael	Name:	Jeffrey Guzy
Its:	CEO	Address of Grantee:

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